Exhibit 2.1

AMENDMENT NO. 3 TO THE BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 3 TO THE BUSINESS COMBINATION AGREEMENT, dated as of September 28, 2024 (this “Amendment”), is entered into by and among (i) Slam Corp., a Cayman Islands exempted company (“SLAM”), (ii) Lynk Global Holdings, Inc., a Delaware corporation (“Topco”), (iii) Lynk Merger Sub 1, LLC, a Delaware limited liability company (“Merger Sub 1”), (iv) Lynk Merger Sub 2, LLC, a Delaware limited liability company (“Merger Sub 2,” and together with Merger Sub 1, the “Merger Subs”), (v) Slam Sponsor, LLC, a Cayman Islands limited liability company (the “Sponsor”), and (vi) Lynk Global, Inc., a Delaware corporation (the “Company,” and together with Topco and the Merger Subs, the “Company Parties”). SLAM, Topco, Merger Sub 1, Merger Sub 2, the Sponsor and the Company shall be referred to herein from time to time collectively as the “Parties”.

WHEREAS, the Parties previously entered into that certain Business Combination Agreement, dated as of February 4, 2024 (as amended to date, the “BCA”).

WHEREAS, the BCA was amended effective (i) June 10, 2024 pursuant to Amendment No. 1 to the Business Combination Agreement and (ii) August 25, 2024 pursuant to Amendment No. 2 to the Business Combination Agreement, and the Parties desire to further amend the BCA pursuant to Section 10.3 of the BCA as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the BCA.

2.	Amendments to Section 1.1 of the BCA. The reference to, and definitions of, “Founder Shares” and “Super Voting Shares” shall be deleted in their entirety.

3.	Amendment to Section 2.1(b)(ix). Section 2.1(b)(ix) of the BCA shall be amended and restated in its entirety to read as follows:

“(ix) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Party or any other Person, each Company Share (but excluding the Dissenting Shares, if any) issued and outstanding as of immediately prior to the Second Effective Time shall be automatically canceled and extinguished and converted into the right to receive a number of Topco Shares representing the portion of the Adjusted Transaction Share Consideration, in each case, based on the terms and conditions of the Topco Certificate of Incorporation and the Pre-Closing Aggregate Share Amount as of immediately prior to the Second Effective Time, and set forth on the Allocation Schedule.”

4.	Amendment to Section 2.4(c). Section 2.4(c) of the BCA shall be amended and restated in its entirety to read as follows:

“(c) Treatment of Other Equity Securities of the Company. At the Second Effective Time, all outstanding Equity Securities of the Company, other than Company Shares, Company Options and Company Warrants, shall convert into Equity Securities of Topco covering the portion of the Adjusted Transaction Share Consideration, in each case, in accordance with their terms and the terms of the Topco Certificate of Incorporation and the Pre-Closing Aggregate Share as of immediately prior to the Second Effective Time, and set forth on the Allocation Schedule.”

5.	Amendment to Section 6.14(b). Section 6.14(b) of the BCA shall be amended and restated in its entirety to read as follows:

“(b) The directors on the Topco Board immediately after the First Effective Time (each, a “Director”) shall consist of nine individuals designated by the Company (collectively, the “Company Designees”). In the event that any Company Designee is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as a Director, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing SLAM Holders, the Company may replace such individual with another individual to serve as such Director.”

6.	Amendment to Exhibit F. The New SLAM Certificate of Incorporation attached to the BCA as Exhibit F, shall be amended and restated in its entirety as attached to this Amendment as Annex I.

7.	Miscellaneous.

a. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same instrument, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile or electronic mail transmission of counterpart signatures to this Amendment shall be acceptable and binding.

b. Except to the extent specifically amended, modified or supplemented by this Amendment, the BCA remains unchanged and in full force and effect and this Amendment will be governed by and subject to the terms of the BCA, as amended by this Amendment. From and after the date of this Amendment, each reference in the BCA to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the BCA in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the BCA, as amended by this Amendment, whether or not this Amendment is expressly referenced. Sections 10.2 (Entire Agreement; Assignment), 10.3 (Amendment), 10.4 (Notices), 10.5 (Governing Law), 10.7 (Construction; Interpretation), 10.9 (Parties in Interest), 10.10 (Severability), 10.14 (Extension; Waiver), 10.15 (Waiver of Jury Trial), 10.16 (Submission to Jurisdiction), and 10.17 (Remedies) of the BCA are incorporated in this Amendment by reference and shall apply to this Amendment mutatis mutandis.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the Parties has duly executed this Amendment on its behalf as of the date first written above.

SLAM:

SLAM CORP.

By:	/s/ Chetan Bansal
Name:	Chetan Bansal
Title:	Chief Development Officer

SPONSOR:

SLAM SPONSOR, LLC

By:	/s/ Himanshu Gulati
Name:	Himanshu Gulati
Title:	Authorized Signatory

[Signature Page to Amendment No. 3 to the Business Combination Agreement]

IN WITNESS WHEREOF, each of the Parties has duly executed this Amendment on its behalf as of the date first written above.

TOPCO:

LYNK GLOBAL HOLDINGS, INC.

By:	/s/ Steven Fay
Name:	Steven Fay
Title:	Chief Financial Officer

COMPANY:

LYNK GLOBAL, INC.

By:	/s/ Steven Fay
Name:	Steven Fay
Title:	Chief Financial Officer

MERGER SUB 1:

LYNK MERGER SUB 1, LLC

By:	/s/ Steven Fay
Name:	Steven Fay
Title:	Chief Financial Officer

MERGER SUB 2:

LYNK MERGER SUB 2, LLC

By:	/s/ Steven Fay
Name:	Steven Fay
Title:	Chief Financial Officer

[Signature Page to Amendment No. 3 to the Business Combination Agreement]

ANNEX I

FORM OF AMENDED AND RESTATED NEW SLAM CERTIFICATE OF INCORPORATION

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LYNK GLOBAL HOLDINGS, INC.

Lynk Global Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Lynk Global Holdings, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 16, 2024 (the “Original Certificate”).

2. This Amended and Restated Certificate of Incorporation, as it may be amended, restated or otherwise modified from time to time, including the terms of any certificate of designations of any class or series of preferred stock (the “Certificate of Incorporation”) amends, restates and integrates the provisions of the Original Certificate, and was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to provide as follows:

Article I

The name of the Corporation is Lynk Global Holdings, Inc.

Article II

The address of the Corporation’s registered office in the State of Delaware is 8 The Green, Ste R, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is Resident Agents Inc.

Article III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article IV

A. CAPITAL STOCK

The total number of shares of capital stock that the Corporation shall have authority to issue is [●], of which: (a) [●] shares shall be a class designated as common stock, par value $0.00001 per share (the “Common Stock”); and (b) [●] shares shall be a class designated as preferred stock, par value $0.00001 per share (the “Preferred Stock”).

Except as otherwise provided in any certificate of designation of any series of Preferred Stock or in Sections 242(d)(1) or (d)(2) of the DGCL, the number of authorized shares of any class of Common Stock or Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor. For the avoidance of doubt, the elimination and reduction of the voting requirements of Section 242 of the DGCL, as permitted by Section 242(d) of the DGCL, shall apply to any amendments to the Certificate of Incorporation.

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

B. COMMON STOCK

Subject to all the rights, powers and preferences of the Preferred Stock and except as provided by law or in this Certificate of Incorporation (including any certificate of designation of any series of Preferred Stock):

(a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any amendment to a certificate of designation of any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (including any certificate of designation of any series of Preferred Stock) or pursuant to the DGCL;

(b) dividends may be declared and paid or set apart for payment upon the shares of Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when, as and if declared by the Board or any authorized committee thereof; and

(c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

C. PREFERRED STOCK

The Board or any authorized committee thereof is expressly authorized to provide by resolution or resolutions for, out of the unissued shares of Preferred Stock, the issuance of the shares of Preferred Stock in one or more series of such stock, and by filing a certificate of designation pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof, all to the fullest extent now or hereafter permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of each such series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

Article V

The following terms, where capitalized in this Certificate of Incorporation, shall have the meanings ascribed to them in this Article V:

“Effective Time” means the time of the completion of the transactions contemplated by that certain Business Combination Agreement, by and among the Corporation, SLAM Corp, SLAM Sponsor LLC, Lynk Global, Inc., Lynk Merger Sub 1, LLC and Lynk Merger Sub 2, LLC, dated as of February [●], 2024, as amended.

Article VI

A. STOCKHOLDER ACTION

1. Action without Meeting. Subject to the rights, if any, of the holders of shares of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a consent of stockholders in lieu thereof.

2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of shares of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

Article VII

A. DIRECTORS

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board except as otherwise provided herein or required by law.

2. Number of Directors; Term of Office. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VII relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the number of Directors of the Corporation (the “Directors”) shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes. The initial Class I Directors of the Corporation shall be [●], [●] and [●]; the initial Class II Directors of the Corporation shall be [●], [●] and [●]; and the initial Class III Directors of the Corporation shall be [●], [●] and [●]. The term of office of the initial Class I Directors shall expire at the first regularly scheduled annual meeting of stockholders following the Effective Time. The term of office of the initial Class II Directors shall expire at the second annual meeting of stockholders following the Effective Time. The term of office of the initial Class III Directors shall expire at the third annual meeting of stockholders following the Effective Time. The Board is authorized to assign members of the Board already in office to such classes at the time the classification of the Board becomes effective. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death, disqualification or removal. No decrease in the number of Directors shall shorten the term of any incumbent Director. There shall be no cumulative voting in the election of Directors. Election of Directors need not be by written ballot unless the Bylaws of the Corporation so provide.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate of Incorporation, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect additional Directors, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation including any certificate of designation applicable to such series of Preferred Stock. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional Directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Notwithstanding any other provision of this Certificate of Incorporation, except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate (in which case each such Director shall thereupon cease to be qualified as, and shall cease to be, a Director) and the total authorized number of Directors of the Corporation shall automatically be reduced accordingly.

3. Vacancies and Newly Created Directorships. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board relating thereto, any and all vacancies and newly created directorships in the Board, however occurring, including, without limitation, by reason of an increase in the size of the Board, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board, or by a sole remaining Director, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, disqualification, death or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board shall, subject to Article VII, Section 2 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned. In the event of a vacancy in the Board, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board until the vacancy is filled.

4. Removal. Subject to the rights, if any, of any series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies on the Board) may be removed from office (i) only for cause and (ii) only by the affirmative vote of the holders of not less than 2/3 of the voting power of the outstanding shares of capital stock then entitled to vote at an election of Directors. At least 45 days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

Article VIII

A. LIMITATION OF LIABILITY

1. Directors. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended from time to time, a Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

2. Officers. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended from time to time, an Officer (as defined below) of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as an officer of the Corporation, except for liability (a) for any breach of the Officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any transaction from which the Officer derived an improper personal benefit, or (d) arising from any claim brought by or in the right of the Corporation. If the DGCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Officers, then the liability of an Officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. For purposes of this Article VIII, “Officer” shall mean an individual who has been duly appointed as an officer of the Corporation and who, at the time of an act or omission as to which liability is asserted, is deemed to have consented to service by the delivery of process to the registered agent of the Corporation as contemplated by 10 Del. C. § 3114(b).

3. Amendment or Modification. Any amendment, repeal or modification of this Article VIII or any amendment to the DGCL shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director or Officer, as applicable, at the time of such amendment, repeal or modification.

Article IX

A. AMENDMENT OF BYLAWS

1. Amendment by Directors. Except as otherwise provided by law, the Bylaws of the Corporation may be adopted, amended or repealed by the Board by the affirmative vote of a majority of the Directors then in office.

2. Amendment by Stockholders. Except as otherwise provided therein, the Bylaws of the Corporation may be amended or repealed by the stockholders by the affirmative vote of the holders of at least 2/3 of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board recommends that stockholders approve such amendment or repeal, such amendment or repeal shall only require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

Article X

A. AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Certificate of Incorporation in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. For the avoidance of doubt, the provisions of Sections 242(d)(1) and (d)(2) of the DGCL shall apply to the Corporation.

[Signature Page Follows]

THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed this [___] day of [____], 2024.

Lynk Global HOLDINGS, INC.

By:
Name:
Title: